UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): November 14, 2014

TECHPRECISION CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51378	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

3477 Corporate Parkway, Suite 140
Center Valley, PA 18034
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (484) 693-1700

Copies to:

Scott R. Jones
Pepper Hamilton LLP
3000 Two Logan Sq.
18th and Arch Streets
Philadelphia, PA 19103-2799
Phone: (215) 981-4000
Fax: (215) 981-4750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 14, 2014, the Board of Directors (the “Board”) of TechPrecision Corporation (the “Company”) appointed Alexander Shen, President of Ranor, Inc., a wholly-owned subsidiary of the Company (“Ranor”), to serve as the Company’s Chief Executive Officer, effective November 17, 2014. Leonard Anthony will step down as the Company’s Executive Chairman (a position that combined the role of principle executive officer and Chairman of the Board) but will retain his position as a director and Chairman of the Board.  In addition to his appointment as the Company’s chief executive officer, Mr. Shen will retain his position as President of Ranor.

Mr. Shen, age 52, has served as President of Ranor since June 23, 2014.  Mr. Shen has experience in a broad range of industries including metal fabrication, automotive, contract manufacturing, safety and security, and industrial distribution.  Prior to joining Ranor, Mr. Shen served as President of SIB Development and Consulting in 2013, a firm specializing in fixed, monthly cost reduction.  Prior to January 2013, Mr. Shen served as President of Tydenbrooks Security Products Group, a security products company, from July 2011 to December 2012.  Prior to 2011, Mr. Shen served as President and CEO of Burgon Tool Steel Company between April 2009 and June 2011, and served as CEO of Ryerson Mexico & Vice President - International for Ryerson, Inc., a multi-national distributor and processor of metals, from 2007 to 2009.  Prior to 2007, Mr. Shen was Division General Manager & COO at Sumitomo Electric Group from 1998 to 2007, focused on automotive electrical and electronic products. Prior to 1998 he had a 10-year career at the Automotive Division of Alcoa Inc. with roles of increasing responsibility. Mr. Shen began his career with General Motors, moving to Chrysler, before joining Alcoa Inc.  His career includes multiple international management roles in Japan, China, Mexico, and Europe, and he is fluent in the Chinese and Japanese languages and cultures.  Mr. Shen holds a B.S. in Engineering from Michigan State University.

Employment of Alexander Shen

The Company and Mr. Shen entered into an Employment Agreement (the “Employment Agreement”), governing Mr. Shen’s employment as Chief Executive Officer of the Company.  Pursuant to the Employment Agreement, Mr. Shen will: (i) receive an annual base salary of $275,000; (ii) subject to approval by the Compensation Committee of the Board, receive an award of stock options to purchase 1,000,000 shares of the Company’s common stock, granted pursuant to the TechPrecision Corporation 2006 Long-Term Incentive Plan, as amended, with an exercise price equal to the fair market value of the common stock on the grant date and which shall vest in substantially equal amounts on the date of initial grant and each of the subsequent two anniversaries of the date of grant; and (iii) be eligible for an annual cash performance bonus of up to 60% of base salary, subject to goals and objectives set by the Board of Directors of the Company.  Under the Employment Agreement, Mr. Shen also will be eligible to participate in the Company’s benefits provided to other senior executives as well as benefits available to Company employees generally.

The Shen Employment Agreement also provides for certain severance payments to Mr. Shen in the event of his termination.  If Mr. Shen is terminated without “Cause” or Mr. Shen terminates his employment for “Good Reason” at any time during the six month period following a change in control, he will be entitled to receive continuation of his base salary for twelve months following termination of his employment.  Under the Shen Employment Agreement, “Cause” is defined to include, without limitation, (i) Mr. Shen’s failure or refusal to perform his material duties and responsibilities (other than any such failure resulting from Employee’s death) or his repeated failure or refusal to follow lawful and reasonable directives of the Board; (ii) the willful misappropriation by Mr. Shen of the funds or property of the Company or its affiliates; (iii) the commission by Mr. Shen of any willful or intentional act, which he should reasonably have anticipated would reasonably be expected to have the effect of materially injuring the reputation, business or business relationships of the Company or its affiliates; (iv) use of alcohol to excess or illegal drugs, continuing after written warning from the Board; or (v) any breach by Mr. Shen of any material provision of the Shen Employment Agreement.  Mr. Shen’s notice of resignation within thirty days of the occurrence of any of the following, without his consent and not cured within thirty days of such notice, constitutes “Good Reason” under the Shen Employment Agreement: (i) Mr. Shen suffers a material adverse change in the duties, responsibilities or effective authority associated with his titles and positions; or (ii) a material reduction of the Mr. Shen’s base salary.

In addition to the compensation and severance arrangements described above, the Employment Agreement contains customary provisions relating to confidentiality and non-competition, assignment of inventions, and prohibits Mr. Shen from divulging to third parties or using confidential information of the Company; (ii) confirms that all intellectual work products generated by Mr. Shen during the term of his employment with the Company are the property of the Company; and (iii) prohibits Mr. Shen from competing against the Company, including by soliciting the Company’s employees or its current or prospective clients, until the one year anniversary of the termination of his employment.

The Employment Agreement, and certain terms therein, supersedes and replaces in its entirety the Employment Agreement dated June 23, 2014 with Ranor.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated November 14, 2014, between TechPrecision Corporation and Alexander Shen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2014	By: /s/ Richard Fitzgerald
Name: Richard Fitzgerald Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Employment Agreement, dated November 14, 2014, between TechPrecision Corporation and Alexander Shen